UNITED STATES
SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

AMENDMENT NO. 2
TO
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities ExchangeAct of 1934 (Amendment No. )

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Dime Community Bancshares, Inc.

(Name of Registrant as Specified In Its Charter)

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898 Veterans Memorial Highway Suite 560 Hauppauge, NY 11788 1.800.321.DIME (3463) dime.com

This Supplement, dated April 30, 2025, amends and supplements the Proxy Statement of Dime Community Bancshares, Inc. (the “Company”) dated April 7, 2025 (the “Proxy Statement”) with the following information:

Recent Board Committee Composition Changes

Today we are announcing that Kenneth J. Mahon resigned from the Corporate Governance and Nominating Committee of the Board of Directors (the “Board”), effective April 29, 2025. Mr. Mahon will continue to stand for election to the Company’s Board at the Company’s Annual Meeting of Shareholders (to be held on May 22, 2025, at 10:00 a.m.).

This decision is in response to guidance from a proxy advisory firm that Mr. Mahon not sit on the foregoing committee of the Board during the five years following his retirement as the Chief Executive Officer (“CEO”) of Legacy Dime (as such term is defined in the Proxy Statement). It should be noted, Mr. Mahon is deemed an independent director pursuant to relevant Securities and Exchange Commission and Nasdaq rules and regulations. Further, Mr. Mahon never served as an executive officer, CEO or otherwise, of the Company (Bridge Bancorp, Inc. (“Bridge”), the predecessor to the Company was renamed Dime Community Bancshares, Inc. in 2021 and Mr. Mahon had never been affiliated with Bridge).